Text campaign to unvoted accounts holding shares of the Madison Covered Call and Equity Income Fund commencing Dec. 19, 2023

You or someone in your household received proxy materials for the Madison Covered Call & Equity Income Fund. Please call and vote today at (888) 275-1948, weekdays until 11 pm and Saturday 12 pm-6 pm. Once your vote has been cast, your contact information will be removed from our mailing/call list. Thank you. Txt STOP=End. Msg&DataRatesMayApply.